Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Veritex Holdings, Inc. Registration Statement on Form S-4 of our report dated March 5, 2019, relating to the consolidated financial statements of Green Bancorp, Inc. and subsidiaries as of December 31, 2018 and December 31, 2017, and the three years in the period ended December 31, 2018, which was included in the Veritex Holdings, Inc. Current Report on Form 8-K/A filed on April 19, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

January 21, 2020